                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         DELTA WOODSIDE INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         DELTA WOODSIDE INDUSTRIES, INC.
                  233 N. MAIN STREET, HAMMOND SQUARE, SUITE 200
                        GREENVILLE, SOUTH CAROLINA 29601
                            TELEPHONE (864) 232-8301

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                NOVEMBER 6, 1997

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Delta Woodside Industries, Inc., a South Carolina corporation ("Delta Woodside"), will be held at the Delta Mills Marketing Company's Beattie Plant, 700 North Woods Drive, Fountain Inn, South Carolina, on November 6, 1997, at 10:30 a.m., local time, for the following purposes:

     1. To elect seven directors to serve until the next annual meeting of shareholders of Delta Woodside or until their successors have been duly elected and qualified;

     2. To vote on ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Delta Woodside for fiscal year 1998;

     3. To vote on approval of adoption of the Delta Woodside Long Term Incentive Plan;

     4. To vote on approval of the proposed amendment to the Delta Woodside Incentive Stock Award Plan to increase to 1,100,000 the aggregate number of shares issuable thereunder;

     5. To vote on approval of the proposed amendment to the Delta Woodside Incentive Stock Award Plan to delete the provision excluding from plan participation beneficial owners of 5% or more of the Company's outstanding common stock;

     6. To vote on approval of the proposed amendment to the Delta Woodside Stock Option Plan to increase to 800,000 the aggregate number of shares issuable thereunder; and

     7. To act on such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Delta Woodside has fixed the close of business on September 17, 1997 as the record date for the determination of the shareholders of Delta Woodside entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record of Delta Woodside at the close of business on September 17, 1997 will be entitled to vote at the Annual Meeting and any adjournment or adjournments thereof.

     Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

                                          By Order of the Board of Directors,



                                          Jane H. Greer
                                          SECRETARY
October 8, 1997

                         DELTA WOODSIDE INDUSTRIES, INC.
                  233 N. Main Street, Hammond Square, Suite 200
                        Greenville, South Carolina 29601
                            Telephone (864) 232-8301

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 6, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta Woodside Industries, Inc., a South Carolina corporation (the "Company"), to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at the Delta Mills Marketing Company's Beattie Plant, 700 North Woods Drive, Fountain Inn, South Carolina at 10:30 a.m. on Thursday, November 6, 1997. The approximate date of mailing this Proxy Statement and the accompanying proxy is October 10, 1997.

     Only shareholders of record at the close of business on September 17, 1997 are entitled to receive notice of and to vote at the Annual Meeting. As of such date, there were outstanding 24,572,349 shares of common stock, $.01 par value (the only voting securities), of the Company. Each share is entitled to one vote.

     Each shareholder described above will be sent this Proxy Statement, the accompanying Notice of Annual Meeting and a proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) delivery to the Secretary of the Company, at or before the Annual Meeting, of a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting or (iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Delta Woodside Industries, Inc., 233 North Main Street, Hammond Square, Suite 200, Greenville, South Carolina 29601, Attention:
Secretary.

     All shares represented by valid proxies received pursuant to the solicitation and prior to voting at the meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If no contrary instructions are indicated, all shares represented by a proxy will be voted FOR election to the Board of Directors of the nominees described herein, FOR ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for fiscal year 1998, FOR approval of adoption of the Long Term Incentive Plan, FOR approval of each of the proposed amendments to the Incentive Stock Award Plan, FOR approval of the proposed amendment to the Stock Option Plan, and in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting.

     The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock at September 17, 1997 is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of more shares present or represented at the Annual Meeting voting in favor than voting against will be required to ratify the appointment of auditors. The affirmative vote of the holders of a majority of shares present, or represented, and entitled to vote at the Annual Meeting will be required to approve adoption of the Long Term Incentive Plan, will be required to approve each of the amendments to the Incentive Stock Award Plan and will be required to approve the amendment to the Stock Option Plan. Abstentions and broker non-votes, which are separately tabulated, are included in the determination of the number of shares present for quorum purposes. Broker non-votes have no effect on the vote, but abstentions have the same practical effect as a vote against, with respect to each of the proposal to approve adoption of the Long Term Incentive Plan, each of the proposals to amend the Incentive Stock Award Plan and the proposal to amend the Stock Option Plan. Broker non-votes and abstentions have no effect on the votes respecting the other matters to be voted upon at the meeting.


                              ELECTION OF DIRECTORS

     The by-laws of the Company provide that the number of Directors to be elected at any meeting of shareholders may be determined by the Board of Directors. The Board has determined that seven Directors shall be elected at the Annual Meeting. The shareholders' common stock may not be voted cumulatively in the election of Directors.

     The following seven persons are nominees for election as Directors at the Annual Meeting to serve until the next annual meeting of shareholders of the Company or until their successors are duly elected and qualified. Unless authority to vote at the election of Directors is withheld, it is the intention of the persons named in the enclosed form of proxy to nominate and vote for the persons named below, all of whom are currently Directors of the Company. Except as otherwise noted below, the business address of each nominee is Delta Woodside Industries, Inc., 233 North Main Street, Hammond Square, Suite 200, Greenville, South Carolina 29601. Each such person is a citizen of the United States. There are no family relationships among the Directors and the executive officers of the Company, except that Buck Mickel is the father of Buck A. Mickel.

     Management of the Company believes that all of the nominees will be available and able to serve as Directors, but in the event any nominee is not available or able to serve, the shares represented by the proxies will be voted for such substitute as shall be designated by the Board of Directors.

NAME AND AGE                                  PRINCIPAL OCCUPATION                    DIRECTOR SINCE (1)

C. C. Guy (64)                          Retired Businessman                                  1984
                                        Shelby, North Carolina (2) (9) (10)

Dr. James F. Kane (65)                  Dean Emeritus of the College of                      1986
                                        Business Administration of the
                                        University of South Carolina
                                        Columbia, South Carolina (3) (9) (10)

                                       2



Dr. Max Lennon (57)                     President of Mars Hill College                       1986
                                        Mars Hill, North Carolina (4) (9) (10)

E. Erwin Maddrey, II (56)               President and Chief Executive                        1984
                                        Officer of the Company (5)

Buck A. Mickel (41)                     Vice President of Micco Corporation,                 1984
                                        Greenville, South Carolina (6) (10)

Buck Mickel (71)Chairman of the Board and Chief                                              1987
                                        Executive Officer of RSI Holdings, Inc.
                                        Greenville, South Carolina (7) (10)

Bettis C. Rainsford (46)                Executive Vice President, Chief                      1984
                                        Financial Officer and Treasurer
                                        of the Company (8)

     (1) Includes service as a director of the Company's predecessor by merger, Delta Woodside Industries, Inc., a Delaware corporation ("Old Delta Woodside"), or any predecessor company to Old Delta Woodside.

     (2) C. C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Since before the November 15, 1989 merger (the "RSI Merger") of Old Delta Woodside into RSI Corporation, a South Carolina corporation which changed its name to Delta Woodside Industries, Inc. and is now the Company, he has been a director of RSI Holdings, Inc., and from before the RSI Merger until January 1995 he also served as President of RSI Holdings, Inc. RSI Holdings, Inc. until 1992 was engaged in the sale of outdoor power equipment, until 1994 was engaged in the sale of turf care products and currently is engaged in the consumer finance business. Prior to November 15, 1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation. Mr. Guy served from October 1979 until November 1989 as President, Treasurer and a director of RSI Corporation. Prior to the RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares of common stock of Old Delta Woodside and, among other matters, was engaged in the office supply business, as well as the businesses of selling outdoor power equipment and turf care products.

     (3) Dr. James F. Kane is Dean Emeritus of the College of Business Administration of the University of South Carolina, having retired in 1993 as Dean, in which capacity he had served since 1967. He also serves as a director of Glassmaster Company.

     (4) Dr. Max Lennon was President of Clemson University from March 1986 until August 1994. He was President and Chief Executive Officer of Eastern Foods, Inc., which was engaged in the business of manufacturing and distributing food products, from August 1994 until March 1996. He commenced service in March 1996 as President of Mars Hills College. He also serves as a director of First Union Corporation and Duke Power Company.

     (5) E. Erwin Maddrey, II was President and Chief Executive Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and he has served in such positions with the Company since the RSI Merger. He also serves as a director of Kemet Corporation.

     (6) Buck A. Mickel was a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988. He has served as Vice President and a director of RSI Holdings, Inc. from before the RSI Merger until January 1995 and as Vice President of RSI Holdings, Inc. from September 1996 to the present and served as Vice President of RSI Corporation from October 1983 until November 1989.

     (7) Buck Mickel has served in various executive positions, including Vice Chairman of the Board of Fluor Corporation, which was engaged in the engineering, construction and minerals business, from which position he resigned in March 1987; Chairman of the Board of Daniel International Corporation, a construction company wholly-owned by Fluor Corporation, from which position he resigned in March 1987; and Chairman of the Board and Chief Executive Officer of RSI Corporation until November 1989. Since before the RSI Merger, Mr. Mickel has been Chairman of the Board and Chief Executive Officer of RSI Holdings, Inc. Mr. Mickel also serves as a director of Duke Power Company, Emergent Group, Inc., Fluor Corporation, Insignia Financial Group, Inc. and Liberty Corporation.

     (8) Bettis C. Rainsford was Executive Vice President and Chief Financial Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and has served in such positions with the Company since the RSI Merger. Mr. Rainsford has served as Treasurer of Old Delta Woodside or its predecessors or the Company from 1984 to 1986, from August 1988 to November 1988 and from November 1990 to the present. He is also President of The Rainsford Development Corporation which is engaged in general business development activities in Edgefield, South Carolina. Mr. Rainsford serves as a director of Martin Color-Fi, Inc.

     (9) Member of Audit Committee.

     (10) Member of Compensation Committee.

     The Company's Directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

     The Board of Directors of the Company met physically or by telephone five times during the fiscal year ended June 28, 1997. The Compensation Committee of the Company met three times and the Audit Committee of the Company met two times during the fiscal year. Each Director attended or participated in at least 75 percent of the meetings of the Board and of any committee of which he was a member. The Board does not have a standing nominating committee.

     The Audit Committee makes recommendations to the Board regarding the selection of the Company's independent public accountants, reviews the independence of such accountants, approves the scope of the annual audit, approves the fee payable to the independent accountants and reviews the audit results. The Compensation Committee reviews and submits to the Board of Directors suggested executive officers' salaries and bonuses and grants awards under the Company's Incentive Stock Award Plan and options under the Company's Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During fiscal year 1997, James F. Kane filed four days late a Form 4 respecting one acquisition of shares of the Company's common stock.

                    STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information as of September 17, 1997, regarding the beneficial ownership of the Company's common stock by (i) persons beneficially owning in any case more than five percent of the common stock, (ii) the directors, (iii) the executive officers, and (iv) all directors and executive officers as a group. Unless otherwise noted in the notes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company shown as beneficially owned by them.


                                     SHARES
                                  BENEFICIALLY
BENEFICIAL OWNER                    OWNED                          PERCENTAGE

E. Erwin Maddrey, II (1)          3,238,880                             13.2%
233 North Main Street
Hammond Square, Suite 200
Greenville, SC  29601

Bettis C. Rainsford (2)           3,181,007                             13.0%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824

Buck A. Mickel (3) (4) (16)       1,568,897                              6.4%
Post Office Box 6721
Greenville, SC  29606

Micco Corporation (4)             1,240,634                              5.1%
Post Office Box 795
Greenville, SC  29602

Buck Mickel and                   1,563,521                              6.4%
Minor H. Mickel(4) (5) (16)
415 Crescent Avenue
Greenville, SC  29605

Minor M. Shaw (4) (6)             1,520,255                              6.2%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (4) (7)         1,496,434                              6.1%
Post Office Box 6721
Greenville, SC  29606

C. C. Guy (8) (16)                   24,178                              (15)
James F. Kane (9) (16)               10,169                              (15)
Max Lennon (10) (16)                  8,122                              (15)
Jane H. Greer (11)                   35,757                              (15)



                                       5

Douglas J. Stevens (12)              23,247                              (15)
Brenda L. Jones (13)                    688                              (15)
All directors and executive officers
as a group (10 Persons) (14)      8,959,395                             36.6%


     (1) Mr. Maddrey is the President and Chief Executive Officer and a director of the Company. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 18,572 shares allocated to Mr. Maddrey's account in the Company's Employee Stock Purchase Plan, 431,470 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 983 shares allocated to the account of Mr. Maddrey per the latest report of the Company's Employee Retirement Plan for fiscal 1996. The allocation to employees of the fiscal 1997 contribution to such plan has not been completed. Mr. Maddrey is fully vested in the shares allocated to his account in the Company's Employee Retirement Plan. Effective September 27, 1997, the Company's Employee Retirement Plan was merged into the Company's Savings and Investment Plan (the "401(k) Plan"). Each account balance from the Employee Retirement Plan will be held in the 401(k) Plan's Stock Fund until January 1, 1998, when each employee may transfer his or her account balance into one of the other investment funds, pursuant to the terms of the 401(k) Plan. Each participant in the Employee Retirement Plan became fully vested in his account balance at the time of the plan merger.

     (2) Mr. Rainsford is the Executive Vice President, Treasurer and Chief Financial Officer and a director of the Company. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 shares held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 76 shares allocated to the account of Mr. Rainsford per the latest report of the Company's Employee Retirement Plan for fiscal 1996. The allocation to employees of the fiscal 1997 contribution to such plan has not been completed. Mr. Rainsford became fully vested in the shares allocated to his account in the Company's Employee Retirement Plan as of September 27, 1997, the merger date of the Employee Retirement Plan into the 401(k) Plan.

     (3) Buck A. Mickel is a director of the Company. The number of shares shown as beneficially owned by Buck A. Mickel includes 328,263 shares directly owned by him and all of the 1,240,634 shares owned by Micco Corporation. See Note (4).

     (4) The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, the wife of Buck Mickel (a director of the Company), Buck A. Mickel (a director of the Company), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Buck and Minor H. Mickel. Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of the Company's common stock owned by Micco Corporation. Minor H. Mickel and Buck A. Mickel directly own 116,854 shares and 328,263 shares, respectively, of the Company's common stock. Charles
C. Mickel, directly or as custodian for his son, owns 255,700 shares of the Company's common stock. Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of the Company's common stock. In addition, Buck Mickel directly owns 206,033 shares of the Company's common stock, as to which shares Minor H. Mickel may also be deemed a beneficial owner. Minor H. Mickel disclaims beneficial ownership with respect to these shares. Buck Mickel disclaims beneficial ownership of the shares directly owned by Minor H. Mickel and the shares owned by Micco Corporation. Minor M. Shaw's husband, through an individual retirement account and as custodian for her children, beneficially owns approximately 14,643 shares of the Company's common stock, as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of the Company's common stock held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of the Company's common stock, as to which shares Charles
C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,000 shares of the Company's common stock held by him as custodian for his son. Micco Corporation owns 1,240,634 shares of the Company's common stock.

     (5) Buck Mickel is a director of the Company. The number of shares shown as beneficially owned by Buck Mickel and Minor H. Mickel includes 206,033 shares directly owned by Buck Mickel, 116,854 shares directly owned by Minor H. Mickel and all of the 1,240,634 shares owned by Micco Corporation. See Note (4).

     (6) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 shares owned by her directly or as custodian for her children, approximately 14,643 shares beneficially owned by her husband through an individual retirement account or as custodian for her children, and all of the 1,240,634 shares owned by Micco Corporation. See Note (4).

     (7) The number of shares shown as beneficially owned by Charles C. Mickel includes 255,700 shares owned by him directly or as custodian for his son, 100 shares owned by his wife and all of the 1,240,634 shares owned by Micco Corporation. See Note (4).

     (8) C. C. Guy is a director of the Company. The number of shares shown as beneficially owned by C. C. Guy includes 18,968 shares owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

     (9) Dr. Kane is a director of the Company. The shares shown as beneficially owned by him are held in a Keogh account or an IRA account.

     (10) Dr. Lennon is a director of the Company.

     (11) Ms. Greer is Vice President and Secretary of the Company. The number of shares shown as beneficially owned by Ms. Greer includes approximately 1,124 shares allocated to her account per the latest report of the Company's Employee Retirement Plan for fiscal 1996. The allocation to employees of the fiscal 1997 contribution to such plan has not been completed. Ms. Greer is fully vested in the shares allocated to her account in the Company's Employee Retirement Plan. Also included are 5,625 unissued shares which can be acquired by the exercise of options exercisable within 60 days of September 17, 1997, but excluded from the table are 28,875 unissued shares covered by options which are not exercisable within 60 days after September 17, 1997.

     (12) Mr. Stevens is Controller and Assistant Secretary of the Company. The number of shares shown as beneficially owned by Mr. Stevens includes approximately 247 shares allocated to his account per the latest report of the Company's Employee Retirement Plan for fiscal 1996. The allocation to employees of the fiscal 1997 contribution to such plan has not been completed. Mr. Stevens is fully vested in the shares allocated to his account in the Company's Employee Retirement Plan. Also included are 12,875 unissued shares which can be acquired by the exercise of options exercisable within 60 days of September 17, 1997, but excluded are 21,625 unissued shares covered by options which are not exercisable within 60 days after September 17, 1997.

     (13) Ms. Jones is Assistant Secretary of the Company. The number of shares shown as beneficially owned by Ms. Jones includes approximately 163 shares allocated to her account per the latest report of the Company's Employee Retirement Plan for fiscal 1996. The allocation to employees of the fiscal 1997 contribution to such plan has not been completed. Ms. Jones is fully vested in the shares allocated to her account in the Company's Employee Retirement Plan. Also included are 125 unissued shares which can be acquired by the exercise of options exercisable within 60 days of September 17, 1997. Excluded from the table are 2,675 unissued shares covered by options which are not exercisable within 60 days after September 17, 1997.

     (14) Includes all shares deemed to be beneficially owned by any director or executive officer. Includes 548,156 shares of the Company's common stock held on the September 17, 1997 record date for the Annual Meeting by the Company's Employee Retirement Plan, which on September 27, 1997 became part of the 401(k) Plan. Each participant in the Employee Retirement Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Employee Retirement Plan that are allocated to such participant's account. Except for shares as to which such a direction is made, the shares held by the Employee Retirement Plan will not be voted. The number of shares shown in the table includes an aggregate of 18,625 non-issued shares subject to employee stock options held by executive officers which are exercisable within 60 days or less, but excludes 53,175 non-issued shares subject to employee stock options held by executive officers which are not exercisable within 60 days.

     (15) Less than one percent.

     (16) The number of shares shown in the table excludes the shares with approximate value of $10,000 per person to be acquired in October 1997, as described in "Management Compensation-Director Compensation."


                               EXECUTIVE OFFICERS

     The following provides certain information regarding the executive officers of the Company.

NAME AND AGE                    POSITION

E. Erwin Maddrey, II (56)       President and Chief Executive Officer (1)

Bettis C. Rainsford (46)        Executive Vice President, Chief Financial
                                Officer and Treasurer (1)

Jane H. Greer (59)              Vice President and Secretary (2)

Douglas J. Stevens (64)         Controller and Assistant Secretary (3)

Brenda L. Jones (52)            Assistant Secretary (4)


     (1) See information under "Election of Directors."

     (2) Jane H. Greer became associated with Old Delta Woodside's predecessors in July 1986, and was elected a Vice President of Old Delta Woodside in November 1986, in charge of human resources and other related areas, Assistant Secretary of Old Delta Woodside in November 1987 and Secretary of Old Delta Woodside in August 1988. She became Vice President and Secretary of the Company on November 15, 1989.

     (3) Douglas J. Stevens was elected Controller and Assistant Secretary of the Company effective August and September 1992. From February 1991 to August 1992, Mr. Stevens was Vice President of Finance and Administration for Duck Head Apparel Company, a division of a subsidiary of the Company. From 1972 to 1986, he was a Corporate Vice President of Riegel Textile Corporation (engaged in the manufacture and sale of textiles). From 1987 to 1988, he was Chairman of Eagle Mills, Inc. (a converter of textile fabrics). From January 1989 to February 1991, Mr. Stevens was Operations Director of Blue Ridge Care, Ltd. (engaged in the manufacture and sale of disposable diapers) in England.

     (4) Brenda L. Jones was elected Assistant Secretary of Old Delta Woodside in November 1988. She became Assistant Secretary of the Company on November 15, 1989. Since July 1987, she has been Vice President and Chief Financial Officer of The Rainsford Development Corporation, a corporation wholly owned by Bettis
C. Rainsford which is engaged in general business development activities.

     The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.


                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information respecting the compensation earned by the Chief Executive Officer, the Chief Financial Officer, and the other two executive officers who earned salary and bonus in fiscal 1997 in excess of $100,000 (the "Named Executives") during the fiscal years ended June 28, 1997, June 29, 1996 and July 1, 1995.

                                        SUMMARY COMPENSATION TABLE


                                                                               Long-Term
                                             Annual Compensation             Compensation
                                                                Other          Awards          All
                                                               Annual        Securities       Other
                                                               Compen-       Underlying      Compen-
     Name and                       Salary        Bonus        sation          Options       sation
Principal Position         Year      ($)(a)      ($)(a)(b)     ($)(c)          (#)(d)          ($)
--------------------------------------------------------------------------------------------------

E.Erwin Maddrey,II,        1997     500,000              0            0           0       36,905 (h)(l)(m)
   President & Chief       1996     500,000              0            0           0       47,571 (h)(l)(m)
   Executive Officer       1995     492,311              0            0           0       34,678 (h)(l)(m)

Bettis C. Rainsford,       1997     450,000 (e)          0            0           0       15,621 (i)(l)(m)
   Executive VP, CFO,      1996     450,000 (e)          0            0           0       15,074 (i)(l)(m)
   & Treasurer             1995     442,308 (e)          0            0           0       14,450 (i)(l)

Jane H. Greer,             1997     144,308         63,000       11,080      15,000 (f)    1,313 (j)(m)
   Vice President          1996     138,769         18,000        7,567      22,500 (f)      878 (j)(m)
   & Secretary             1995     131,077         22,000       12,587           0          864 (j)(m)

                                       9

Douglas J. Stevens,        1997     134,000         63,000       11,080      19,000 (g)    1,008 (k)(m)
   Controller &            1996     126,923         18,000        6,229       7,500 (g)    1,723 (k)(m)
   Asst. Secretary         1995     106,539         20,000        9,350           0          837 (k)(m)


     (a) The amounts shown in the column include sums the receipt of which has been deferred pursuant to the 401(k) Plan or the Company's deferred compensation plan.

     (b) Amounts in this column are cash bonuses paid to reward performance as described in the Compensation Committee's Report below.

     (c) The amounts in this column were paid by the Company in connection with the vesting of awards under the Company's Incentive Stock Award Plan and were in each case approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award.

     (d) For purposes of this table, awards under the Company's Incentive Stock Award Plan are treated as options.

     (e) Of this amount $150,000 was paid to The Rainsford Development Corporation, a company wholly owned by Mr. Rainsford.

     (f) During fiscal 1997, Ms. Greer was granted an award covering 15,000 shares under the Company's Incentive Stock Award Plan. During fiscal 1996, Ms. Greer was granted an option covering 22,500 shares under the Company's Stock Option Plan.

     (g) During fiscal 1997, Mr. Stevens was granted an award covering 15,000 shares under the Company's Incentive Stock Award Plan and was granted an option covering 4,000 shares under the Company's Stock Option Plan. During fiscal 1996, Mr. Stevens was granted an option covering 7,500 shares under the Company's Stock Option Plan.

     (h) The fiscal 1997 amount represents $33,825 premium paid by the Company for $10 million of life insurance on the life of Mr. Maddrey, $548 allocated to Mr. Maddrey's account under the Company's Employee Retirement Plan (the "Retirement Plan"), and $2,532 contributed by the Company to the Company's deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Maddrey because of Internal Revenue Code contribution limitations. The fiscal 1996 amount represents $33,825 premium paid for such life insurance, $549 allocated to Mr. Maddrey's account under the Retirement Plan, $32 received for a safety award, and $13,165 contributed by the Company to the Company's deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1992 through 1994 that were not made for Mr. Maddrey because of Internal Revenue Code contribution limitations. The fiscal 1995 amount represents $33,750 premium paid for such life insurance and $928 allocated to Mr. Maddrey's account under the Retirement Plan.

     (i) The fiscal 1997 amount represents $14,525 premium paid by the Company for $10 million of life insurance on the life of Mr. Rainsford, $548 allocated to Mr. Rainsford's account under the Retirement Plan and $548 contributed by the Company to the Company's deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Rainsford because of Internal Revenue Code contribution limitations. The fiscal 1996 amount represents $14,525 premium paid by the Company for such life insurance and $549 allocated to Mr. Rainsford's account under the Retirement Plan. The fiscal 1995 amount represents premiums paid for such life insurance. Fiscal 1995 was the first year in which Mr. Rainsford participated in the Retirement Plan.

     (j) Of the fiscal 1997 amount, $548 was allocated to Ms. Greer's account under the Retirement Plan, $46 was contributed by the Company to the Company's deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Ms. Greer because of Internal Revenue Code contribution limitations and $719 was contributed by the Company to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the 401(k) Plan. Of the fiscal 1996 amount, $537 was allocated to Ms. Greer's account under the Retirement Plan, $309 was contributed by the Company to the Company's deferred compensation plan to equal the amount the Company would have contributed to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the deferred compensation plan, and $32 was received for a safety award. Of the fiscal 1995 amount, $590 was allocated to Ms. Greer's account under the Retirement Plan, and $274 was contributed by the Company to the Company's deferred compensation plan to equal the amount the Company would have contributed to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the deferred compensation plan.

     (k) Of the fiscal 1997 amount, $445 was allocated to Mr. Stevens' account under the Retirement Plan, $168 was contributed by the Company to the Company's deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Stevens because of Internal Revenue Code contribution limitations and $395 was contributed by the Company to the Company's deferred compensation plan to equal the amount the Company would have contributed to the 401(k) Plan for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan. Of the fiscal 1996 amount, $357 was allocated to Mr. Stevens' account under the Retirement Plan, and $762 and $604 were contributed by the Company to the Company's deferred compensation plan to equal the amount the Company would have contributed to the 401(k) Plan and Retirement Plan, respectively, for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan. Of the fiscal 1995 amount, $352 was allocated to Mr. Stevens' account under the Retirement Plan, $324 was contributed by the Company to the Company's deferred compensation plan to equal the amount the Company would have contributed to the 401(k) Plan for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan, and $161 was earned on Mr. Stevens' deferred compensation at a rate in excess of 120% of the Federal mid-term rate.

     (l) The Company pays the premiums due for life insurance policies that total $10 million on each of the life of Mr. Maddrey and the life of Mr. Rainsford. The proceeds of these policies are payable to the beneficiary or beneficiaries chosen by Mr. Maddrey or Mr. Rainsford, as the case may be. These life insurance policies were established in connection with the First Refusal Agreements described in this Proxy Statement under the heading "Related Party Transactions."

     (m) The Retirement Plan allocation shown for a fiscal year was allocated to the participant's account during that fiscal year, although the amount of the allocation may have been determined in whole or in part on the basis of the participant's compensation during the prior fiscal year. A participant could withdraw amounts or shares from the Retirement Plan only upon retirement, death, disability or other termination of employment. Amounts allocated to a participant's account under the Retirement Plan generally did not vest until expiration of a five-year service period at which time the amounts became fully vested. Immediate vesting would occur upon a participant's reaching normal retirement age, death or disability. As of the end of fiscal year 1997, Mr. Maddrey, Ms. Greer and Mr. Stevens were vested in the amounts allocated to their accounts, but Mr. Rainsford was not vested in the amount allocated to his account, under the Retirement Plan.

     The amounts shown in the table above do not include reimbursement by the Company or its subsidiaries for certain automobile expenses, club memberships and other items. The non-business personal benefit to any Named Executive of these amounts does not exceed 10% of the Named Executive's total salary and bonus.


OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table provides certain information respecting the grant to any Named Executive during fiscal 1997 of awards under the Company's Incentive Stock Award Plan or options under the Company's Stock Option Plan. For purposes of this table, awards under the Company's Incentive Stock Award Plan are treated as options.

                                     OPTION GRANTS IN LAST FISCAL YEAR


                                                                                   Potential Realizable
                            Individual Grants                                        Value at Assumed
              Number of                                                                 Annual Rates
             Securities    % of Total                   Market                         of Stock Price
             Underlying      Options       Exercise    Price on                         Appreciation
               Options     Granted To       or Base     Date of                      for Option Term (c)
               Granted    Employees in       Price       Grant      Expiration     0%        5%      10%
   Name          (#)       Fiscal Year      ($/Sh)      ($/Sh)         Date        ($)       ($)     ($)
--------------------------------------------------------------------------------------------------------

Jane H.
Greer         15,000 (a)       19.32          0.01        5.25     9/30/99 (a)   78,600   91,013   104,666

Douglas J.
Stevens       15,000 (a)       19.32          0.01        5.25     9/30/99 (a)   78,600   91,013   104,666
               4,000 (b)       12.25          3.25        6.50    12/02/01 (b)   13,000   20,183     28,873


     (a) These represent shares covered by an award granted during fiscal 1997 under the Company's Incentive Stock Award Plan, pursuant to which a participant can acquire shares of the Company's common stock for $0.01 cash per share upon the vesting of the award respecting such shares. Each grant of an award under the plan sets forth the circumstances under which all or part of the award will vest. These circumstances may include (i) the participant being an employee of the Company or any subsidiary on one or more specified dates and (ii) such additional circumstances (which may include, in the case of certain shares covered by an award, the Company or a division of the Company having met certain performance criteria) as may be set forth in the award. The vesting circumstances may vary among the shares covered by an award. The part, if any, of an award that does not vest is forfeited. In connection with the vesting of any award, the Company pays the participant cash in an amount approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award. The expiration date set forth in the table is the last award vesting date for any portion of the award, because in certain circumstances all or part of the award, if not vested, would have been forfeited by or on that date. As to any vested portion, the award does not technically have any expiration date.

     On June 28, 1997, a portion of the awards covering 3,000 shares each to Ms. Greer and Mr. Stevens vested by reason of each participant being in the Company's employ at that date. Each award provides that a portion of the award covering 3,000 shares will vest on each of June 27, 1998 and July 3, 1999, providing that the participant is an employee of the Company on the relevant date. The portion of each award covering the remaining 6,000 shares will vest on September 30, 1999, providing that the participant is an employee of the Company on that date and the Company has achieved a specified level of cumulative operating earnings through July 3, 1999. A portion of these awards will vest if the participant's employment terminates early by reason of death, retirement or permanent disability.

     (b) These represent shares covered by an option granted during fiscal 1997 under the Company's Stock Option Plan, pursuant to which a participant is granted the right to acquire shares of the Company's Common Stock for an exercise price per share which will be not less than one-half of the fair market value on the date of the grant. Each option granted under the plan sets forth the circumstances under which all or part of the option can be exercised. The expiration date set forth in the table is the termination date for the option.

     The option granted to Mr. Stevens will become exercisable with respect to 25% of the shares covered by the option on December 2, 1997, and with respect to an additional 25% of the shares covered by the option on each anniversary of December 2, 1997, provided that he is an employee of the Company on the relevant dates. Additional terms and conditions are set forth in the option relating to the exercise of options if Mr. Stevens' employment terminates early by reason of death, retirement or permanent disability.

   (c) Based on annual compounding of assumed appreciation rate until termination date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides certain information respecting the exercise by any Named Executive during fiscal 1997 of awards granted under the Company's Incentive Stock Award Plan and options granted under the Company's Stock Option Plan. For purposes of this table, awards under the Company's Incentive Stock Award Plan are treated as options.

                                    AGGREGATED OPTION EXERCISES IN LAST
                                   FISCAL YEAR AND FY-END OPTION VALUES


                                                Number of Securities            Value of Unexercised
               Shares                          Underlying Unexercised           In-the-Money Options
              Acquired        Value               Options at FY-End                   at FY-End
             on Exercise    Realized                      (#)                          ($) (a)
                                          ----------------------------------------------------
   Name          (#)           ($)          Exercisable    Unexercisable      Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------

Jane H.
   Greer        3,000         15,345            5,625           28,875          18,984             137,833

Douglas J.
   Stevens      3,000         15,345           12,875           21,625           6,328             113,864


(a) Based on the closing sales price of $6.75 per share on June 30, 1997.

DIRECTOR COMPENSATION

     The Company pays each director who is not an officer of the Company a fee of $20,000 per year, plus provides approximately $10,000 annually for each such director with which shares of the Company's common stock are purchased. These shares may be newly issued or acquired in the open market for such purpose. Each director is also reimbursed for his reasonable travel expenses in attending each meeting. Commencing in October 1997, each non-officer director will be paid $500 ($750 for the committee chair) for each committee meeting attended and $250 for each telephonic committee meeting in which the director participates.

     The Company has established the Directors' Charitable Giving Program covering each director of the Company. Under the program, after the death of a director, the Company will make an aggregate donation of $500,000, to be paid in 10 annual installments commencing no later than six months after the director's death, to one or more charitable organizations selected by such director. With respect to Max Lennon, E. Erwin Maddrey, II and Bettis C. Rainsford, the program will be funded by life insurance policies owned and to be paid for by the Company on the lives of such directors.

     NOTWITHSTANDING ANY STATEMENT IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCORPORATING FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND THE COMPENSATION COMMITTEE REPORT BELOW SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return, assuming dividend reinvestment, on the Company's common stock with the cumulative total return, assuming dividend reinvestment, on the Standard & Poor's 500 Stock Index and a peer group, constructed by the Company, consisting of nine corporations (not including the Company) that are engaged in the manufacture and sale of textile products and apparel.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     AMONG DELTA WOODSIDE INDUSTRIES, INC.,
                        S&P 500 STOCK INDEX & PEER GROUP


                                      Cumulative Total Return
                                      6/92   6/93   6/94   6/95   6/96   6/97
Delta Woodside Inds Inc New  DLW      100      70     75     50     35     47
PEER GROUP                   PPEER1   100      99    100     98    100    114
S&P 500                      I500     100     114    115    145    183    247





THIS PERFORMANCE GRAPH ASSUMES THAT $100 WAS INVESTED IN THE COMMON STOCK OF DELTA WOODSIDE INDUSTRIES, INC. AND COMPARISON GROUPS ON JUNE 30, 1992 AND THAT ALL DIVIDENDS HAVE BEEN REINVESTED.

THE PEER GROUP IS COMPOSED OF THE FOLLOWING COMPANIES:
FARAH, INC.                   HAGGAR CORP.          SPRINGS INDUSTRIES, INC.
GALEY & LORD, INC.            RUSSELL CORP.         TEXFI INDUSTRIES, INC.
GUILFORD MILLS, INC.          SALANT CORP.          TULTEX CORP.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

     This report of the Compensation Committee (the "Committee") of the Board of Directors of the Company sets forth the Committee's policies with regard to compensation of the executive officers of the Company, including the relationship of corporate performance to executive compensation.

EXECUTIVE COMPENSATION POLICIES

     Decisions regarding certain aspects of the compensation of the Company's executive officers are made by the five member Compensation Committee of the Board, each of whom is a non-employee director. The Committee believes that its compensation practices are designed to attract, retain, and motivate key Company executives to achieve short-, medium-, and long-term goals which the Committee believes will enhance the value of the shareholders' investment in the Company. These objectives are implemented through:

     A.  Cash bonuses to reward the achievement of specific performance goals,

     B.  Grants of stock awards under the Incentive Stock Award Plan,

     C.  Grants of stock options under the Stock Option Plan, and

     D. Payment of base salaries at levels that are competitive with those paid by the peer group of companies shown on the Performance Graph above. The peer group companies are certain textile and apparel companies currently listed on the New York Stock Exchange.

     Commencing in fiscal year 1998, awards will be granted to the top executive officers under the Long Term Incentive Plan described below, if adoption of that plan is approved at the Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

     The Company's executive officers other than the Chief Executive Officer and the Chief Financial Officer (the "Other Officers") received compensation for fiscal 1997 that included both fixed and performance-based components. The Other Officers' compensation consisted of the following elements: base salary, cash bonuses, the vesting of awards under the Incentive Stock Award Plan, and the granting or vesting of options under the Stock Option Plan.

     Cash bonuses to the Other Officers are made based on a percentage of the total cash bonuses earned by the Company's operating divisions. The operating division cash bonuses are based on operating earnings in excess of specified returns on capital employed and other performance criteria. For fiscal 1997, the total cash bonuses awarded to the two Other Officers named in the Summary Compensation Table above amount to 45% of their total salaries.

     Each Other Officer participates in the Incentive Stock Award Plan which was approved by the shareholders of the Company in November 1990 and amended by approval of the shareholders in November 1995. Two additional amendments to that plan are proposed for approval at the Annual Meeting. Awards made under this plan to the Other Officers have been structured so that sixty percent of each individual's award will vest by remaining in service with the Company through predetermined anniversary dates and up to forty percent of each individual's award will vest if the Company meets specified performance targets respecting cumulative operating profits. While the number of shares covered by any award to an Other Officer is not determined by specific, non-subjective criteria, the determination of such number takes into account the level and responsibility of the executive's position, the executive's performance, the executive's compensation, the assessed potential of the executive, and any other factors that are deemed relevant to the accomplishment of the purposes of the plan. The Committee believes that this plan is an important tool to the achievement of medium-term goals.

     Each Other Officer also participates in the Stock Option Plan which was approved by the shareholders of the Company in November 1990 and amended by approval of the shareholders in November 1995. An amendment to this plan is proposed for approval at the Annual Meeting. The purpose of this plan is to promote the growth and profitability of the Company over a longer term by enabling the Company to attract and retain key and middle level managers of outstanding competence and by increasing the personal participation of its executives in the Company's performance by providing these executives with an additional equity ownership opportunity in the Company. In making option grants to the Other Officers, no specific, non-subjective criteria are used, but the factors taken into account include the level and responsibility of the executive's position, the executive's performance, the executive's compensation, the assessed potential of the executive, and any other factors that are deemed relevant to the accomplishment of the purposes of the plan. Each option granted under the plan to an Other Officer has provided that the option becomes exercisable in stages over a period of four years.

     In addition, if the shareholders approve adoption of the proposed Long Term Incentive Plan, awards may be granted under that plan to some of the Other Officers commencing in fiscal year 1998. Under this plan, the number of shares covered by options granted under the plan will be determined by one or more performance criteria over periods of at least three years duration, and the options will become exercisable over time. The Committee believes that the Long Term Incentive Plan should be effective in rewarding the achievement of long-term goals.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER AND THE CHIEF FINANCIAL OFFICER

     The compensation of each of the Chief Executive Officer and the Chief Financial Officer has historically included both fixed and performance-based (cash bonus) components. For fiscal 1997 the compensation of such officers consisted of base salary only. No cash bonuses were paid to either of these officers for fiscal 1997.

     In determining cash bonuses for the Chief Executive Officer and the Chief Financial Officer, the Committee considers the performance of the Company against that of the textile and apparel industries and the total compensation of the CEO and the CFO as compared to their respective peer groups in the textile and apparel industries. As a guideline, the Committee takes into account the difference between the latest fiscal year's profits before interest and taxes and those of fiscal year 1991. In the Committee's judgment, these factors did not support the award of a cash bonus for fiscal 1997 to the Chief Executive Officer or the Chief Financial Officer.

     Neither the Chief Executive Officer nor the Chief Financial Officer is eligible, under the terms of the relevant plan, to receive an award under the Incentive Stock Award Plan or an option under the Stock Option Plan. However, since these two executives each owns approximately 13% of the Company's shares currently outstanding, the Committee believes that they are highly motivated to increase shareholder value on a long term basis. Moreover, at the Annual Meeting the shareholders will be asked to approve an amendment to the Incentive Stock Award Plan that will permit the Chief Executive Officer and the Chief Financial Officer to participate in that plan.

     In setting base salary levels for the Chief Executive Officer and the Chief Financial Officer, the Committee considers the possible bonus awards and attempts to set base salary levels so that total compensation, including bonuses, will be near to that of the median of Chief Executive Officers and Chief Financial Officers of the peer group of companies.

     The Committee has decided, effective in fiscal year 1998, to increase the proportions of the Chief Executive Officer's and the Chief Financial Officer's respective compensations that are affected by performance criteria. To achieve this objective, beginning in fiscal year 1998 the Chief Executive Officer and the Chief Financial Officer will participate in a performance-based cash bonus plan and the Committee has recommended for approval by the Company's shareholders adoption of the Long Term Incentive Plan described below and an amendment to the Incentive Stock Award Plan that would permit participation in that plan by the Chief Executive Officer and the Chief Financial Officer.

     For the reasons set forth below under the headings "Proposed Long Term Incentive Plan", "Proposed Amendments to Incentive Stock Award Plan" and "Proposed Amendment to Stock Option Plan", compensation under the proposed Long Term Incentive Plan is expected to be deductible by the Company as performance-based compensation under Section 162(m) of the Internal Revenue Code (which provides certain limits on the deductibility of compensation paid by the Company to certain of its executive officers) and compensation under the Incentive Stock Award Plan and the Stock Option Plan is expected not to lose its deductibility by reason of Section 162(m) notwithstanding that such compensation is not performance-based for purposes of such code provision.

                                          COMPENSATION COMMITTEE
                  Buck Mickel, Chair                     Dr. Max Lennon
                  C.C. Guy                               Buck A. Mickel
                  Dr. James F. Kane



                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The following directors served on the Compensation Committee of the Company's Board of Directors during fiscal 1997: Buck Mickel, as Chair, C.C. Guy, Dr. James F. Kane, Dr. Max Lennon and Buck A. Mickel.

     C.C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Buck A. Mickel was a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988.

                        PROPOSED LONG TERM INCENTIVE PLAN

     The Board of Directors and the Compensation Committee recommend that the shareholders approve adoption by the Company of the Delta Woodside Industries, Inc. Long Term Incentive Plan (the "Long Term Plan"). The Board and the Compensation Committee recommend approval of the proposed Long Term Plan because they believe that it will more closely align the compensation of the Company's key executives and non-employee directors with the interests of the Company's shareholders.

     Under the Long Term Plan, the Long Term Plan Committee (as defined below) will have the discretion to grant awards that, after a performance period of at least three years, translate into options for the Company's common stock. The plan provides that an aggregate maximum of 1,000,000 shares of the Company's common stock could be issued pursuant to options granted under the plan.

     The objective of the Long Term Plan is to reward the key executives of the Company (including its subsidiaries) and the non-employee directors of the Company for increasing shareholder value through the growth of the Company's stock price, profitability and/or return on capital employed. The plan is intended to reward the achievement of projected and better than projected stock price increases and/or financial results. It is also intended to assist in the attraction and retention of key executives and to provide them with a significant retirement vehicle.

     The Long Term Plan will be administered by a special committee (the "Long Term Plan Committee") of the Board of Directors that includes those members of the Company's Compensation Committee who are "outside directors" (as that term is defined for purposes of Section 162(m) of the Internal Revenue Code or any successor provision ("Section 162(m)")). The Long Term Plan Committee will establish and administer the awards and the performance measurement goals to be used in connection with awards, and will certify the degree to which, if at all, such measurement goals are attained. The Long Term Plan Committee will also have the authority to interpret the plan, and to establish, revise or rescind rules and regulations relating to the plan. Near the beginning of each fiscal year (or, in the case of fiscal year 1998, the commencement of the plan), the Company's Chief Executive Officer will present for Long Term Plan Committee consideration a recommendation for that fiscal year as to (a) plan participants,
(b) the performance period or periods to be used for awards, (c) the performance measurement goals for each performance period to be used for awards under the plan and (d) awards to be made under the plan.

     Participation in the Long Term Plan will be limited to the key executives of the Company (including its subsidiaries) (whether or not executive officers of the Company or any of its subsidiaries) who, in the opinion of the Long Term Plan Committee, have the greatest impact on the Company's long-term performance and are selected by the Long Term Plan Committee and those non-employee directors of the Company who are selected by the Long Term Plan Committee. The initial participants are expected to be the senior executive officers of the Company, the Company's division managers and the Company's non-employee directors, a total of approximately 15 individuals.

     Each award granted under the Long Term Plan will have an associated performance period of at least three years. Each award will set forth potential bonus values, which will be expressed as varying percentages of the participant's base salary (in the case of a key executive) or director fees (in the case of a non-employee director) in effect as of the beginning of the fiscal year of the award grant. The actual bonus value earned will depend on the achievement of goals over the performance period, and (where applicable) in accordance with the measurement weighting, selected by the Long Term Plan Committee. After the initial grant of awards in a fiscal year, the Long Term Plan Committee may during that fiscal year grant additional awards to one or more other employees or other non-employee directors, with such provisions as the Long Term Plan Committee deems appropriate.

     The Company's results over the applicable performance period will be compared to the measurement goals established for the participants. Where applicable, as between individuals the weighting of measurements may vary due to the Long Term Plan Committee's opinion as to the respective individuals' specific impact on the measurements. The measurements (the "Performance Criteria") will include (a) average annual stock price performance as compared to the peer group of publicly traded companies used for purposes of the most recent performance graph contained in a proxy statement of the Company, (b) average annual increase in net income per share and (c) average annual increase in return on capital employed, except that the Performance Criterion described in clause (a) shall be the only Performance Criterion applicable to the plan participants who are the senior executive officers (including the Section 162(m) Covered Employees (as defined below)) or non-employee directors of the Company.

     With respect to key executive participants, participants who terminate employment with the Company (including its subsidiaries) prior to the end of the applicable performance period for an award due to death, permanent and total disability or (in the case of any employee whose age is at least 62 at the time of award grant) retirement will receive the bonus value of their award according to the normal terms of the award (or, in the case of an employee who is not a Section 162(m) Covered Employee (as defined below), sooner if the Long Term Plan Committee so determines).

     With respect to key executive participants, any other employment termination (whether voluntary or involuntary) prior to the end of the applicable performance period will result in forfeiture of the applicable awards. The Long Term Plan Committee may, however, in its discretion, in the case of an employee who is not a Section 162(m) Covered Employee, allow the bonus value of such awards to be received according to the normal terms of the award or sooner.

     With respect to non-employee director participants, participants whose service as director terminates prior to the end of the applicable performance period for an award due to death, permanent and total disability or (in the case of any non-employee director whose age is at least 62 at the time of award grant) retirement will receive the bonus value of their award according to the normal terms of the award (or sooner if the Long Term Committee so determines).

     With respect to non-employee director participants, any other termination of service as a director (whether voluntary or involuntary) prior to the end of the applicable performance period will result in forfeiture of the applicable awards. The Long Term Plan Committee may, however, in its discretion allow the bonus value of such awards to be received according to the normal terms of the award or sooner.

     At the end of the applicable performance period, results with respect to the Performance Criteria will be calculated. The outcome of the applicable Performance Criterion or Criteria will be multiplied by a specified percentage of the participant's salary (in the case of a key executive participant) or director's fee (in the case of a non-employee director participant) and by 0.62 to determine the Bonus Value Earned. The Company will then grant stock options to the participant covering a number of shares of the Company's common stock equal to the quotient of (a) the Bonus Value Earned, divided by (b) 50% of the fair market value of the common stock at that time. Fractional shares shall be rounded up to the next whole number. The exercise price of each option so granted will be 50% of such market value. In no event may the aggregate Bonus Value Earned by any participant in any fiscal year of the Company exceed $350,000.

     The stock to be offered under the Long Term Plan, upon exercise of options, may be authorized but unissued shares, shares previously issued and thereafter acquired by the Company, or any combination thereof. The maximum aggregate number of shares of the Company's common stock that may be issued pursuant to options granted under the plan is 1,000,000. The maximum number of shares of the Company's common stock that may be covered by options granted under the plan in any fiscal year of the Company to any single participant is 120,000. These numbers of shares may be appropriately adjusted to reflect any change in the capitalization of the Company resulting from a stock dividend, stock split, or other adjustment contemplated by the anti-dilution provisions of the plan and occurring after the adoption of this plan. If an option granted under the Long Term Plan shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of the plan.

     Options can be exercised for up to ten years from the date of option grant. No option can be exercised until one year after option grant. An option then becomes exercisable to the extent of 33-1/3% of the shares covered thereby per year. With respect to any key executive participant, if, following the grant of options under the plan, a participant's employment with the Company (including its subsidiaries) terminates due to death, permanent and total disability or retirement, then all previously unexercisable options shall become immediately exercisable. With respect to any key executive participant, if the participant's employment with the Company (including its subsidiaries) shall terminate for any other reason, all options that have not yet become exercisable shall be forfeited (unless, with respect to an employee who is not a Section 162(m) Covered Employee, the Long Term Plan Committee determines otherwise). With respect to any non-employee director participant, if, following the grant of option(s) under this Plan, the participant's service as a director of the Company terminates due to death, permanent and total disability or retirement, then all previously unexercisable options shall become immediately exercisable. With respect to any non-employee director, if the participant's service as a director of the Company shall terminate for any other reason, all options that have not yet become exercisable shall be forfeited (unless the Long Term Plan Committee determines otherwise).

     One of the objectives of the Long Term Plan is to give key executives and non-employee directors a way to participate in the equity growth of the Company without being forced by income taxation to sell the stock acquired upon exercise of options granted under the plan. In connection with the exercise of an option granted under the plan, the Company will pay the participant such cash bonus as is estimated to provide the participant with sufficient cash to pay his or her federal and state income taxes attributable to the option exercise and to such cash bonus. For each participant who is a Section 162(m) Covered Employee, such cash bonus shall be calculated using an assumed 38% income tax rate. Any such cash payment would be taxable as income to the participant and generally deductible by the Company.

     Neither any award nor any option granted under the Long Term Plan is transferable by the participant, except by will or the laws of descent and distribution. If the participant desires to sell any stock acquired upon exercise of an option granted under the plan, the

Company will have the right of first refusal (exercisable with 5 business days after notice) to acquire the stock at the closing market price on the date of such notice. All certificates for stock acquired upon exercise of options granted under the plan will bear a legend to this effect.

     The Long Term Plan shall be effective on the date that it is approved by the requisite vote of the Company's shareholders. Unless previously terminated by the Board and the Long Term Plan Committee, the Long Term Plan shall terminate ten years after its commencement, and no award shall be granted under it thereafter, but such termination shall not affect any award theretofore granted under the plan or any option theretofore granted (or subsequently granted as a result of any award theretofore granted) under the plan. The Long Term Plan may be amended in any respect from time to time or terminated by approval of the Long Term Plan Committee and the Board of Directors of the Company.

     The recipient of an award will not pay the Company any amount at the time of the receipt of the award or the time of the receipt of any option granted under the Long Term Plan. The participant will generally not be taxed for Federal income tax purposes upon the grant of either an award or an option under the plan. Upon exercise of any option granted under the plan, the participant should recognize ordinary income equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the option exercise price. Generally, the Company receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value at the date of exercise.

     Each of E. Erwin Maddrey, II, Bettis C. Rainsford, Jane H. Greer and Douglas J. Stevens, as a potential participant in the Long Term Plan, could be deemed to have an interest in approval of the plan.

     The proposed Long Term Plan is being submitted to the shareholders of the Company for approval because of the requirements of the New York Stock Exchange and in order for the plan to comply with the provisions of Section 162(m), which imposes limits on the ability of a public company to claim income tax deductions for compensation paid to certain highly compensated executives. Section 162(m) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company (who, in each proxy statement, will be the Named Executives for such year) (the "Section 162(m) Covered Employees"). Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. The Company believes compensation payable pursuant to the Long Term Plan will be deductible for Federal income tax purposes under most circumstances as performance-based compensation. Under certain circumstances such as death, disability or retirement, however, compensation not deductible by the Company pursuant to
Section 162(m) may be payable pursuant to the plan. By approving the Long Term Plan, shareholders will be approving, among other things, the performance measure or measures, the class of employees and the class of directors eligible to participate in the plan and the limits on various compensation awards contained therein. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the Long Term Plan pursuant to Section 162(m). If the plan is not approved by the requisite shareholder vote, it shall not become effective.

     Approval of the proposed Long Term Plan is not contingent on approval of either of the proposed amendments described below to the Company's Incentive Stock Award Plan or on approval of the proposed amendment described below to the Company's Stock Option Plan.

     As of October 3, 1997, the closing sales price of a share of the common stock of the Company was $5.75.


                PROPOSED AMENDMENTS TO INCENTIVE STOCK AWARD PLAN

     The Board of Directors and the Compensation Committee recommend that the shareholders approve adoption by the Company of two amendments to the Delta Woodside Industries, Inc. Incentive Stock Award Plan (the "Incentive Plan", and as proposed to be amended the "Amended Incentive Plan"). The first proposed amendment increases the number of shares of the Company's common stock that may be issued pursuant to awards granted under the plan from an aggregate of 800,000 to an aggregate of 1,100,000. The second proposed amendment deletes the provision currently contained in the Incentive Plan that excludes from plan participation individuals who beneficially own 5% or more of the Company's outstanding common stock. The Board and the Compensation Committee recommend approval of the proposed amendments because they believe that the Incentive Plan, which was adopted in 1990, is an effective component of management compensation, an expansion of the number of shares available under the plan is necessary to continue operation of the plan for the remaining term of the plan and the inclusion of E. Erwin Maddrey, II and Bettis C. Rainsford in the plan will benefit the Company. Except as set forth above, the Incentive Plan would remain unaltered in all material respects.

     Under the Amended Incentive Plan, the Compensation Committee would have the discretion to grant awards for up to an aggregate maximum of 1,100,000 shares of the Company's common stock (including shares previously issued under the plan). As of September 26, 1997, an aggregate of approximately 550,000 shares of the Company's common stock had previously been issued or are covered by outstanding awards under the plan (including an aggregate of 11,150 shares that have been awarded to non-executive officer employees, for service or performance, otherwise than pursuant to Incentive Stock Award Agreements, but which the Company has treated as using the aggregate number of shares authorized to be issued pursuant to the Incentive Plan (the "Special Share Awards")).

     The purposes of the Amended Incentive Plan are to establish or increase the equitable ownership in the Company by key and middle level management employees of the Company or its subsidiaries and to provide incentives to key and middle level management employees of the Company or its subsidiaries through the prospect of such stock ownership.

     The Amended Incentive Plan authorizes the Compensation Committee to grant to officers or other key management employees or middle level management employees of the Company or any of its subsidiaries rights to acquire shares of the Company's common stock at $.01 cash per share under Incentive Stock Award Agreements. Awards may be made to reward past performance or to induce exceptional future performance. The Compensation Committee administers the Incentive Plan and determines the officers or key or middle level management employees to whom awards will be granted and the amount of any award. Directors who are not also employees are not eligible to participate in the plan. As of September 26, 1997, 159 employees of the Company or its subsidiaries were participants in the plan

     A participant may receive an incentive stock award only upon execution of an Incentive Stock Award Agreement with the Company. The Incentive Stock Award Agreement sets forth the circumstances under which the award granted thereby (or portion thereof) is forfeited. These circumstances may include (i) the termination of employment of the participant with the Company or any subsidiary thereof, for any reason other than death, retirement or permanent total disability, prior to the date set forth in the Incentive Stock Award Agreement when the award (or relevant portion thereof) vests, and (ii) such additional circumstances (which could include, in the case of certain shares covered by an award, the failure by the Company or a division of the Company to meet certain performance criteria) as may be deemed appropriate by the Compensation Committee. The forfeiture circumstances may vary among the shares covered by an award. In the event an award (or portion thereof) is forfeited pursuant to the terms of the applicable Incentive Stock Award Agreement, the participant shall immediately have no further rights under such award (or portion thereof) or in the shares covered thereby, and the shares may again become available for purposes of the Amended Incentive Plan.

     Each Incentive Stock Award Agreement sets forth the circumstances under which the award granted thereby (or portion thereof) shall vest. These circumstances may include (i) the participant being an employee with the Company or any subsidiary on the date set forth in the Incentive Stock Award Agreement and (ii) such additional circumstances (which could include, in the case of certain shares covered by an award, the Company or a division of the Company having met certain performance criteria) as may be deemed appropriate by the Compensation Committee. The vesting circumstances may vary among the shares covered by an award. In the event an award (or portion thereof) vests pursuant to the terms of the applicable Incentive Stock Award Agreement, the Company shall issue and deliver, or cause to be issued and delivered, to the participant or his or her legal representative, certificate(s) for the number of shares covered by the vested portion of the award, subject to receipt by the Company of the $.01 per share cash purchase price.

     The recipient of an award will not pay the Company any amount at the time of the receipt of the award. Ordinarily, the holder of an award will realize taxable income, for Federal income tax purposes, when the award (or portion thereof) vests in an amount equal to the excess of the fair market value of the covered shares on the date the award (or portion thereof) vests over the $.01 per share cash purchase price. At the same time, the Company should generally be allowed a tax deduction equivalent to the holder's taxable income arising from such vesting. The Amended Incentive Plan provides that, at or about the time the award (or portion thereof) vests, the Company shall pay the participant cash sufficient to pay the participant's income tax liability associated with the vesting and the receipt of such cash. Any such cash payment would be taxable as income to the participant and generally deductible by the Company. Although the Amended Incentive Plan does not satisfy all the requirements of Section 162(m), the Company anticipates that all compensation payable pursuant to the plan will be deductible by the Company because no Section 162(m) Covered Employee is expected to receive in any fiscal year aggregate compensation not qualifying as performance-based compensation under Section 162(m) that exceeds $1 million.

     Until the issuance and delivery to the participant of certificate(s) for shares pursuant to the vesting of an award, the participant has none of the rights of a shareholder with respect to such shares.

     The Amended Incentive Plan provides that the Board of Directors (or committee thereof) may terminate or amend the plan, except that shareholder approval is required in the event any such amendment would (i) increase the total number of shares of common stock covered by the plan (except in connection with the antidilution provisions of the plan), or (ii) change the $.01 per share purchase price of stock under the plan.

     The following tables provide certain other information with respect to the Incentive Plan:

                                                                Aggregate Market      Aggregate
                      Shares Covered      Shares Covered        Value in Excess       Payments for Income
                           by                  by               of Exercise Price     Taxes Attributable
                      Awards Granted      Awards Exercised      of Exercised          To Awards
Name and Position     Since Inception (#) Since Inception (#)   Awards ($) (1)        Exercised ($)


Jane H. Greer                 35,000           17,176               171,823                   118,138
Vice President and
Secretary

Douglas J. Stevens            29,333           12,125               102,232                    65,494
Controller and Assistant
Secretary

Brenda L. Jones                3,000            1,618                16,675                    10,599
Assistant Secretary

All current executive         67,333           30,919               290,730                   194,231
officers, as a group

William F. Garrett            45,000           23,000               221,270                   163,887
President, Delta Mills
Marketing Co.

All non-executive  officer   670,219          325,052             2,958,993                 1,833,574
employees, as a group (2)

(1) Based on the closing sales prices per share on the pertinent vesting dates.
(2)  Includes Special Share Awards.



                           Shares Covered            Shares Covered             Dollar Value of
                           by Awards                 by Awards                  Awards
                           Forfeited Since           Outstanding at             Outstanding at
Name and Position          Inception (#)             September 26, 1997 (#)     September 26, 1997 ($) (1)


Jane H. Greer                     5,824                      12,000                      69,630
Vice President and
Secretary

Douglas J. Stevens                5,208                      12,000                      69,630
Controller and Assistant
Secretary

Brenda L. Jones                     582                         800                       4,642
Assistant Secretary

All current executive            11,614                      24,800                     143,902
officers, as a group

William F. Garrett                6,000                      16,000                      92,840
President, Delta Mills
Marketing Co.

All non-executive  officer      179,431                     206,115                   1,195,982
employees, as a group

(1) Based on the closing sales price of $5.8125 per share on September 26, 1997.

     No director currently participates in the Incentive Plan, and Jane H. Greer, Douglas J. Stevens and Brenda L. Jones are the only executive officers who currently participate in the plan. Each of E. Erwin Maddrey, II, Bettis C. Rainsford, Jane H. Greer, Douglas J. Stevens and Brenda L. Jones, as a potential participant in the Amended Incentive Plan, could be deemed to have an interest in approval of the proposed amendment described above that would increase the aggregate number of shares issuable under the Amended Incentive Plan. E. Erwin Maddrey, II and Bettis C. Rainsford have an interest in approval of the proposed amendment described above that would eliminate the plan provision rendering any individual who beneficially owns 5% or more of the outstanding shares of the Company's common stock ineligible to participate in the Incentive Plan.

     The proposed amendments described above to the Incentive Plan are being submitted to the shareholders of the Company for approval because the plan requires shareholder approval of the proposed amendment increasing the aggregate shares issuable under the plan and the Board considers the other proposed amendment to be material and because of the requirements of the New York Stock Exchange. If a proposed amendment is not approved by the requisite shareholder vote (described above), it shall not become effective.

     Approval of either of the proposed amendments of the Incentive Plan is not contingent on approval of the other proposed amendment of the Incentive Plan, on approval of the proposed Long Term Plan described above or on approval of the proposed amendment described below to the Company's Stock Option Plan.


                     PROPOSED AMENDMENT TO STOCK OPTION PLAN

     The Board of Directors and the Compensation Committee recommend that the shareholders approve adoption by the Company of an amendment to the Delta Woodside Industries, Inc. Stock Option Plan (the "Option Plan", and as proposed to be amended the "Amended Option Plan"). The proposed amendment increases the number of shares of the Company's common stock that may be issued pursuant to options granted under the plan from an aggregate of 600,000 to an aggregate of 800,000. The Board and the Compensation Committee recommend approval of the proposed amendment because they believe that the Option Plan is an effective component of management compensation and, if all currently outstanding options were exercised in full, additional options covering only 66,200 shares could currently be granted pursuant to the plan, which was originally adopted in 1990. Except as set forth above, the Option Plan would remain unaltered in all material respects.

     Under the Amended Option Plan, the Compensation Committee would have the discretion to grant options for up to an aggregate maximum of 800,000 shares of the Company's common stock (including shares previously issued under the plan). As of September 26, 1997, an aggregate of 533,800 shares of the Company's common stock had previously been issued or are covered by outstanding options under the plan.

     The purpose of the Amended Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of key and middle level executives in the performance of the Company and subsidiaries, by enabling the Company and subsidiaries to attract and retain key and middle level executives of outstanding competence and by providing such key and middle level executives with an equity opportunity in the Company. The Compensation Committee administers the Option Plan.

     Participation in the Amended Option Plan is determined by the Compensation Committee and is limited to those key and middle level executives, who may or may not be officers or members of the Board, of the Company or its subsidiaries who have the greatest impact on the Company's long-term performance. In making any determination as to the key and middle level executives to whom options shall be granted and as to the number of shares to be subject thereto, the Compensation Committee shall take into account, in each case, the level and responsibility of the executive's position, the level of the executive's performance, the executive's level of compensation, the assessed potential of the executive and such other factors as the Compensation Committee shall deem relevant to the accomplishment of the purposes of the plan. Any person who beneficially owns stock representing 5% or more of the outstanding stock of the Company and directors who are not also executives are not eligible to participate in the Amended Option Plan. As of September 26, 1997, 56 employees of the Company or its subsidiaries were participants in the Option Plan.

     The term of each option shall be established by the Compensation Committee, but shall not exceed ten years, and the option will be exercisable according to such schedule as the Compensation Committee may determine. The recipient of an option will not pay the Company any amount at the time of receipt of the option. If an option shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject to the option shall again be available for the purposes of the Amended Option Plan.

     In the discretion of the Compensation Committee, options granted under the Amended Option Plan may be "incentive stock options" for federal income tax purposes. The Company is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an "incentive stock option". The difference between the exercise price of such an option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. To qualify as an incentive stock option, the stock acquired by the participant must be held for at least two years after the option is granted and one year after it is exercised. If the participant satisfies these time requirements, then he or she will be taxed only upon any gain realized upon disposition of the stock. The participant's gain at that time will be equal to the difference between the sales price of the stock and the stock option price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the decedent, none of the time requirements described above in this paragraph shall apply.

     If the participant fails to satisfy these time requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any such option, the participant recognizes ordinary income equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the exercise price. Generally, the Company receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value at the date of exercise. If the participant fails to satisfy the time requirements described above with respect to an option intended to be an incentive stock option, the income to the participant and the deduction for the Company shall arise at the time of the early disposition and shall equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or such value at the time of disposition over (b) the exercise price. The Amended Option Plan does not satisfy all the requirements of Section 162(m). Nonetheless, the Company anticipates that none of the compensation payable pursuant to the plan will lose its deductibility by reason of Section 162(m), because no Section 162(m) Covered Employee who can participate in the plan is expected to receive in any fiscal year aggregate compensation that exceeds $1 million and does not qualify as performance-based compensation under Section 162(m).

     Under the Amended Option Plan, the Compensation Committee determines the period of time (up to three months), if any, when an option may be exercised after the participant's termination of employment with the Company, unless the participant dies while in the employ of the Company or (if the Compensation Committee so determines) within such three-month period or the participant's employment is terminated by reason of having become permanently and totally disabled, in which event the option may be exercised during the one-year period after the date of termination of the participant's employment. In no event may an option be exercised after the expiration of its fixed term.

     The price per share at which each option granted under the Amended Option Plan may be exercised shall be such price as shall be determined by the Compensation Committee at the time of grant based on such criteria as may be adopted by the Compensation Committee in good faith; provided, however, in the case of an option intended to qualify as an incentive stock option, the price per share shall not be less than the fair market value of the stock at the time such option is granted. The Amended Option Plan provides that in no event shall the exercise price per share of an option granted under the Amended Option Plan be less than 50% of the fair market value per share of the Company's common stock on the date of the option grant.

     Options may be exercised by the participant tendering to the Company payment in full of the exercise price for the shares as to which the option is exercised, with such payment to be in cash or, if the Compensation Committee so determines at the time of grant, in shares of the Company's common stock.

     The Amended Option Plan provides that it may be terminated or amended by the Board of Directors (or committee thereof), except that shareholder approval would be required in the event an amendment were to (i) materially increase the benefits accruing to participants, (ii) increase the number of securities issuable under the plan (other than an increase pursuant to the antidilution provisions of the plan), (iii) change the class of employees eligible to receive options or (iv) otherwise materially modify the requirements for eligibility.

     The Amended Option Plan provides that it shall terminate on the close of business on May 2, 2000, and no option shall be granted under the plan thereafter, but such termination shall not affect any option theretofore granted under the plan.

     No director currently participates in the Option Plan, and Jane H. Greer, Douglas J. Stevens and Brenda L. Jones are the only executive officers who currently participate in the plan.

     The following table provides certain information with respect to the Option
Plan:

                                                            Aggregate Market                                       Dollar Value of
                      Shares Covered   Shares Covered    Value in Excess     Shares Covered    Shares Covered    In-The-Money
                           by                by          of Exercise Price     by Options         by Options        Options
                      ptions Granted  Options Exercised    of Exercised      Terminated Since   Outstanding at    Outstanding at
Name and Position    Since Inception   Since Inception   Options ($) (1)    Inception     September 26, 1997   September 26, 1997(2)



Jane H. Greer                 37,500           15,000           107,438              0            22,500            54,844
Vice President and
Secretary

Douglas J. Stevens            26,500                0                 0          4,000            22,500            28,531
Controller and Assistant
Secretary

Brenda L. Jones                3,500                0                 0          1,500             2,000             5,063
Assistant Secretary

All current executive         67,500           15,000           107,438          5,500            47,000            88,438
officers, as a group

William F. Garrett            75,000           30,000           131,888              0            45,000           109,688
President, Delta Mills
Marketing Co.

Robert W. Humphreys           37,500           15,000           161,719              0            22,500            54,844
President, Stevcoknit
Fabrics Co.

All non-executive officer    570,175     171,294         1,010,666         98,375           300,506           631,229
employees, as a group

(1) Based on the closing sales prices per share on the pertinent exercise dates.
(2) Based on the closing sales price of $5.8125 per share on September 26, 1997.

     Each of Jane H. Greer, Douglas J. Stevens and Brenda L. Jones, as a potential participant in the Amended Option Plan, could be deemed to have an interest in approval of the proposed amendment described above. Since any individual who beneficially owns 5% or more of the outstanding shares of the Company's common stock is ineligible to participate in the Option Plan or the Amended Option Plan, E. Erwin Maddrey, II and Bettis C. Rainsford have not received awards under the plan.

     The proposed amendment described above to the Option Plan is being submitted to the shareholders of the Company for approval because the plan requires shareholder approval of the proposed amendment, in order to continue the qualification of the plan under the "incentive stock option" rules of the Internal Revenue Code of 1986, as amended, and because of the requirements of the New York Stock Exchange. If the proposed amendment is not approved by the requisite shareholder vote (described above), it shall not become effective.

     Approval of the proposed amendment of the Option Plan is not contingent on approval of the proposed Long Term Plan described above or on approval of either of the proposed amendments described above to the Incentive Plan.


                           RELATED PARTY TRANSACTIONS

     The Company leases its principal corporate office space, space for its benefits department, purchasing department and financial accounting department, and space for its printing operation, from a corporation (Hammond Square, Ltd.), one half of the stock of which is owned by each of E. Erwin Maddrey, II (President, Chief Executive Officer and a director of the Company) and Jane H. Greer (Vice President and Secretary of the Company). Mr. Maddrey and Ms. Greer are also the directors and executive officers of Hammond Square, Ltd. The lease of the Company's principal office space and space for its benefits department, purchasing department and financial accounting department is for a term of approximately ten years expiring in December 1997, covers approximately 11,666 square feet and involves rental payments of $8.50 per square foot per year (plus certain other expenses such as regime fees, cleaning fees, real estate taxes, utilities and parking). The Company is subleasing part of this space to other parties until it needs such subleased space. The lease of the Company's printing operation space is for a term of approximately five years expiring in November 1998, with an option to renew, covers approximately 4,159 square feet and involves rental payments of $11.93 per square foot per year (plus certain other expenses such as regime fees, real estate taxes, utilities and parking). The Company paid an aggregate of approximately $196,665 in rent and other expenses under these leases during fiscal 1997.

     The Company currently leases office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (Executive Vice President, Chief Financial Officer, Treasurer and a director of the Company). Pursuant to this lease in fiscal 1997 the Company made lease payments in the amount of $33,299. Mr. Rainsford is a director and executive officer and Brenda L. Jones (Assistant Secretary of the Company) is an executive officer of The Rainsford Development Corporation. Duck Head Retail Operations, a division of a subsidiary of the Company, leases a building in Edgefield, South Carolina from Mr. Rainsford pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944 was paid to Mr. Rainsford during fiscal 1997. As described above under the heading "Management Compensation," part of Mr. Rainsford's cash compensation with respect to fiscal 1997 was paid to The Rainsford Development Corporation for Mr. Rainsford's services. The Company expects that a portion of Mr. Rainsford's cash compensation with respect to fiscal 1998 will be paid to the same entity for Mr. Rainsford's services. In addition, the Company reimburses The Rainsford Development Corporation for certain travel, secretarial and other expenses incurred on behalf of the Company. Such reimbursement amounted to $98,146 in fiscal 1997. The amount of Mr. Rainsford's total cash compensation is not affected by the fact that part of it is paid to The Rainsford Development Corporation.

     The Company reimburses Maddrey & Associates, a sole proprietorship of Mr. Maddrey, for certain travel and other expenses incurred on behalf of the Company. Such reimbursement amounted to $38,018 in fiscal 1997.

     In February 1991, each of Mr. Maddrey and Mr. Rainsford entered into a stock transfer restrictions and right of first refusal agreement (a "First Refusal Agreement") with the Company. Pursuant to each such First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted the Company a specified right of first refusal with respect to any sale of such individual's shares of the Company's common stock owned at death for five years after such individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each such individual, $30 million is payable to the Company and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his shares of the Company's common stock at any time prior to his death or prevents the Company from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement shall terminate if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are cancelled by reason of the Company's failure to pay the premiums with respect thereto.

     Any transaction entered into between the Company and any officer, director, principal shareholder or any of their affiliates has been and will be on terms which the Company then believes comparable to those which would be available to the Company at such time from non-affiliated persons and will be in the future subject to the approval at the time of a majority of the Company's disinterested directors.


                      RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors recommends the ratification of the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the Company and its subsidiaries for fiscal year 1998 and to audit and report to the shareholders upon the financial statements of the Company as of and for the period ending June 27, 1998.

     KPMG Peat Marwick LLP was engaged by the Company on August 19, 1994, pursuant to approval by the Board of Directors and subsequent ratification by the shareholders, as principal accountants for the Company's 1995 fiscal year.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions which the shareholders may have. Neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors or as advisors.

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.


                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors was not aware that any business not described above would be presented for consideration at the Annual Meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting them.


                             SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by directors, officers and other regular employees of the Company by telephone, telegram or personal interview for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of the stock held of record by such persons and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing. The Company has engaged Corporate Investor Communications to assist in these contacts with brokerage houses, custodians, nominees and fiduciaries for an estimated fee of $4,500 plus reasonable out-of-pocket expenses.

                          PROPOSALS OF SECURITY HOLDERS

     Any shareholder of the Company who desires to present a proposal at the 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting must submit such proposal to the Company at its principal executive offices on or before June 10, 1998.

                              FINANCIAL INFORMATION

     THE COMPANY'S FISCAL 1997 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER 10, 1997. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF SEPTEMBER 17, 1997, AND TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER OR PERSON, A COPY OF SUCH FISCAL 1997 ANNUAL REPORT OR THE COMPANY'S FISCAL 1997 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES (BUT EXCLUDING EXHIBITS), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO DELTA WOODSIDE INDUSTRIES, INC., 233 NORTH MAIN STREET, HAMMOND SQUARE, SUITE 200, GREENVILLE, SOUTH CAROLINA 29601, ATTENTION:
JANE H. GREER, VICE PRESIDENT AND SECRETARY.

                                      * * *
     The above Notice and Proxy Statement are sent by order of the Board of Directors.


                            Jane H. Greer, Secretary
Greenville, South Carolina
October 8, 1997

*******************************APPENDIX**************************************

                        DELTA WOODSIDE INDUSTRIES, INC.

                        ANNUAL MEETING, NOVEMBER 6, 1997
P           The undersigned shareholder of Delta Woodside Industries, Inc., a South Carolina corporation, hereby constitutes and appoints E. Erwin
R Maddrey, II, Bettis C. Rainsford and Jane H. Greer, and each of them, attorneys and proxies on behalf of the undersigned to act and vote at
O    the Annual  Meeting of shareholders to be held at the Delta Mills
     Marketing Company's Beattie Plant, 700 North Woods Drive, Fountain Inn,
X South Carolina, on November 6, 1997 at 10:30 A.M., and any adjournment or adjournments thereof, and the undersigned instructs said attorneys to vote:
Y



1. ELECTION OF       [ ] FOR all nominees listed below (except  [ ] WITHHOLD AUTHORITY to vote for all
   DIRECTORS            as marked to the contrary below)            nominees listed below


                 Messrs. C. C. Guy, J. F. Kane, M. Lennon, E. E. Maddrey, II, B.
A. Mickel, B. Mickel, B. C. Rainsford

              (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

              2. Proposal to ratify selection of KPMG Peat Marwick LLP as the independent auditors of Delta Woodside Industries, Inc. for fiscal 1998


              3. Proposal to approve adoption of the Delta Woodside Industries,
                 Inc. Long Term Incentive Plan
                          [ ] FOR           [ ] AGAINST           [ ] ABSTAIN
PLEASE SIGN
ON REVERSE    4. Proposal to approve the amendment to the Delta Woodside
SIDE AND         Industries, Inc. Incentive Stock Award Plan to increase to
RETURN IN        1,100,000 the aggregate number of shares issuable thereunder.
THE ENCLOSED
POSTAGE-PAID             [ ] FOR           [ ] AGAINST           [ ] ABSTAIN
ENVELOPE
              5. Proposal to approve the amendment to the Delta Woodside
                 Industries, Inc. Incentive Stock Award Plan to delete the
                 provision excluding from plan participation beneficial owners of 5% or more of the outstanding  common stock.
                         [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

              6. Proposal to approve the amendment to the Delta Woodside
                 Industries, Inc. Stock Option Plan to increase to 800,000 the aggregate number of shares issuable thereunder.
                         [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

              7. At their discretion upon such other matters as may properly come before the meeting.

              A majority of said attorneys and proxies who shall be present and acting as such at the meeting or any adjournment or adjournments thereof (or, if only one such attorney and proxy may be present and acting, then that one) shall have and may exercise all the powers hereby conferred.
                                     (over)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF DELTA WOODSIDE INDUSTRIES, INC.
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE
DEEMED TO GRANT AUTHORITY TO VOTE, AND WILL BE
VOTED, FOR ELECTION OF THE DIRECTORS LISTED ON
THE REVERSE SIDE OF THIS PROXY AND FOR APPROVAL
OF PROPOSALS 2, 3, 4, 5 AND 6.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated October 8, 1997 and the Proxy Statement furnished therewith.

                               Dated this__________  day of____________ , 1997
                                            __________________________  (Seal)

                                            __________________________  (Seal)
                                                  NOTE: Signature should agree
                                                  with name on stock certificate
                                                  as printed thereon. Executors,
                                                  administrators, trustees and
                                                  other fiduciaries should so
                                                  indicate when signing.

              PLEASE DATE, SIGN AND RETURN THIS PROXY. THANK YOU.

                        DELTA WOODSIDE INDUSTRIES, INC.
                             VOTING INSTRUCTIONS

                        ANNUAL MEETING, NOVEMBER 6, 1997

                   The undersigned participant in the Employee Retirement Plan of Delta Woodside Industries, Inc., a South Carolina corporation, hereby instructs Branch Banking and Trust Company, trustee of the Delta Woodside Industries, Inc. Savings and Investment Plan (the successor by merger to the Employee Retirement Plan), to vote the undersigned's proportionate share of the shares of common stock of Delta Woodside Industries, Inc. held by such Plan at the Annual Meeting of shareholders be held at the Delta Mills Marketing Company's Beattie Plant, 700 North Woods Drive, Fountain Inn, South Carolina, on November 6, 1997 at
      10:30 A.M., and any adjournment or adjournments thereof, as follows:

1. ELECTION OF        [ ] FOR all nominees listed below (except    [ ] WITHHOLD AUTHORITY to vote for all
   DIRECTORS              as marked to the contrary below)             nominees listed below

                   Messrs. C. C. Guy, J. F. Kane, M. Lennon, E. E. Maddrey, II,
B. A. Mickel, B. Mickel, B. C. Rainsford
                (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

                2. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT MARWICK LLP AS THE
                   INDEPENDENT AUDITORS OF DELTA WOODSIDE
                   INDUSTRIES, INC. FOR FISCAL 1998.
                        [ ] FOR             [ ] AGAINST          [ ]   ABSTAIN
PLEASE SIGN
ON REVERSE
SIDE AND        3. Proposal to approve adoption of the Delta Woodside
RETURN             Industries, Inc. Long Term Incentive Plan

                        [ ] FOR             [ ]  AGAINST         [ ]  ABSTAIN

                4. Proposal to approve the amendment to the Delta Woodside
                   Industries, Inc. Incentive Stock Award Plan to increase to 1,100,000 the aggregate number of shares issuable thereunder.

                        [ ] FOR             [ ]  AGAINST         [ ]   ABSTAIN

                5. Proposal to approve the amendment to Delta Woodwide
                   Industries, Inc. Incentive Stock Award Plan to delete the provision excluding from the plan participation beneficial owners of 5% or more of the outstanding common stock.

                        [ ] FOR             [ ]  AGAINST         [ ]   ABSTAIN

                6. Proposal to approve the amendment to the Delta Woodside
                   Industries, Inc. Stock Option Plan to increase to 800,000 the aggregate number of shares issuable thereunder.

                        [ ] FOR             [ ]  AGAINST         [ ]   ABSTAIN

                7. At such trustee's discretion upon such other matters as may properly come before the meeting.
                                     (over)

   THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELTA WOODSIDE INDUSTRIES, INC. IF NOT OTHERWISE SPECIFIED, THESE VOTING INSTRUCTIONS WILL BE DEEMED A DIRECTION TO VOTE FOR ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE OF THESE VOTING INSTRUCTIONS AND FOR APPROVAL OF PROPOSALS 2, 3, 4, 5 AND 6.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated October 8, 1997 and the Proxy Statement furnished therewith.

                            Dated this__________ day of_______________ , 1997


                            ___________________________________________ (Seal)

                            ___________________________________________ (Seal)
                            NOTE: Please sign exactly as  name appears at left.

       PLEASE DATE, SIGN AND RETURN THESE VOTING INSTRUCTIONS. THANK YOU.